Exhibit 99.1

Jamba, Inc. Announces Third Quarter 2011 Financial Results

Q311 Net Earnings Strengthen to $4.1 Million

Comparable Company-Owned Store Sales Increase for Fourth Consecutive Quarter

International Units Grow

Company Provides 2012 Guidance

EMERYVILLE, Calif., November 9, 2011 — Jamba, Inc. (NASDAQ:JMBA) today reported unaudited financial results for the third fiscal quarter ended October 4, 2011. The Company’s results reflect growth driven by a fourth consecutive quarter of positive Company-owned comparable store sales and store-level margin improvements, expansion of international stores and extension of the Jamba-branded CPG products with a new partnership and added retail distribution.

Highlights for the 12 weeks ended October 4, 2011, compared to the 12 weeks ended October 5, 2010:

•	Net income was $4.1 million, or $0.05 diluted earnings per share for the quarter, compared to a net loss of $(0.8) million, or $(0.02) diluted loss per share for the prior year period.

•

Company-owned comparable store sales(1) increased 3.3% for the quarter as compared to the prior year period, reflecting the Company’s fourth consecutive quarter of positive Company-owned comparable stores sales growth.

•

System-wide comparable store sales(1) increased 3.7% for the quarter as compared to the prior year period, and franchise-operated comparable store sales(1) increased 4.2% for the quarter, as compared to the prior year period.

•

Total revenue for the third quarter decreased 13.6% to $57.1 million from $66.1 million for the prior year period primarily due to the reduction in the number of Company-owned stores as a result of the Company’s refranchising initiative. Non-GAAP adjusted total revenue(2) was $56.5 million for the quarter compared to non-GAAP adjusted total revenue(2) of $55.2 million for the prior year period.

•	General and administrative expenses for the quarter decreased 8.5% to $7.4 million from $8.1 million as compared to the prior year period.

•	11 new franchise-operated stores and two new Company-owned stores were opened in the U.S. during the quarter. Two Company-owned stores and two franchise stores closed during the quarter.

•	Jamba’s Korean master developer opened an additional four Jamba Juice stores in South Korea.

“We are making solid gains against our strategic initiatives. Our comparable store sales improved across the system with our Company-owned stores posting a fourth consecutive quarter of increases. Importantly, our Company-owned comparable store sales were positive across all four day-parts with product innovation driving sales in the breakfast and evening,” said James D. White, chairman, president, and CEO, Jamba Inc. “Our financial position is also strengthening with quarterly net income of $4.1 million, $26.2 million in total cash, and zero debt.”

“Franchise development was strong, which was especially notable in the international arena. Our partners in South Korea opened four additional units. Subsequent to the quarter close, our partners in Canada opened their first store in Toronto and our partners in the Philippines expect to open their first store shortly,” continued Mr. White.

“Jamba is also testing a new growth concept called JambaGo™. This express format, offers a limited menu of our brand’s most popular smoothies and allows Jamba to rapidly expand availability in venues such as K-12 schools, colleges, and other similar outlets. The extension of Jamba-branded CPG products continued with nationwide distribution across 28,000 retail outlets. The signing of a new partnership with Bare Fruit LLC to produce three varieties of bake-dried, all-natural 100% fruit chip snacks, will represent a new category of Jamba-branded products. We expect these newest products to begin distribution by the end of this year,” said Mr. White.

“For 2012, we are projecting Company-owned comparable store sales growth of 3-4%; non-GAAP adjusted operating profit margin of 19-22%; the opening of 40-50 new domestic store locations and 10-15 new international stores; G&A, excluding performance compensation, flat with fiscal year 2011; two new international markets; and CPG licensing revenue to be approximately $3 million,” concluded Mr. White.

Third Quarter Fiscal 2011 Results

Revenue

For the third quarter ended October 4, 2011, total revenues decreased 13.6% to $57.1 million from $66.1 million in the third quarter ended October 5, 2010. The decrease is primarily due to the reduction in the number of Company-owned stores as a result of the Company’s refranchising initiative. During the third quarter of 2011, Company-owned comparable store sales increased 3.3%, system-wide comparable store sales increased 3.7% and franchise-operated comparable store sales increased 4.2%, compared to the prior year period. Franchise and other revenue increased 37.3%, driven primarily by the increase in the number of franchise-operated stores. Jamba’s CPG licensed revenue increased to $0.3 million in the third quarter of 2011 from $0.1 million in the prior year period due primarily to the commercialization and sale of licensed Jamba consumer products at approximately 28,000 retail points of distribution.

Non-GAAP Adjusted Operating Profit(3) and Non-GAAP Adjusted Operating Profit Margin(3), Non-GAAP Adjusted Operating Profit (excluding refranchising)(4) and Non-GAAP Adjusted Operating Margin (excluding refranchising)(4)

Jamba’s non-GAAP adjusted operating profit margin(3) increased by 670 basis points to 26.9% for the third quarter of 2011 on a year-over-year basis and on a dollar basis increased $2.0 million from the third quarter of 2010 reflecting the impact of our cost savings initiatives. Non-GAAP adjusted operating profit (excluding refranchising)(4) reflected an increase of $3.2 million and on a non-GAAP adjusted operating profit margin (excluding refranchising)(4) rate reflected a 520 basis point improvement to 26.2% in the third quarter of 2011 as compared to the prior year period. Quarterly comparisons excluding the effects of the refranchising initiative from non-GAAP adjusted operating profit will be provided until the end of the first quarter of fiscal 2012, which represents the last refranchising year-over-year comparable quarter. As a result of Jamba’s positive Company-owned comparable store sales increase, the Company is improving the leverage of its fixed costs.

Number of Stores

Jamba has 752 stores in the United States, of which 442 are franchise-operated stores and 310 are Company-owned. During the quarter, two new Company-owned stores and 11 new domestic franchise-operated stores were opened, of which two were traditional venues and nine were non-traditional venues. Two Company-owned and two franchise-operated stores were closed during the period. Internationally, the Company’s Korean master developer opened four new Jamba Juice locations in South Korea during the third quarter, resulting in 10 Jamba Juice international locations at the end of the quarter.

Non-GAAP Adjusted Total Revenue(2)

Non-GAAP adjusted total revenue(2) which is total revenue adjusted for the effect of refranchising, improved by $1.3 million to $56.5 million for the third quarter compared to the prior year period.

Non-GAAP Adjusted Net Income(5)

Non-GAAP adjusted net income(5) improved to $4.5 million from $1.7 million for the third quarter compared to the prior year period.

Outlook for 2011

The Company continues to expect to achieve the following results for fiscal 2011:

•	Deliver positive Company-owned comparable store sales(1) of 2-4%.

•	Achieve adjusted operating profit margin(3) of 18-20%;

•	Open up to 80 units globally, including 50-70 traditional, non-traditional, and JambaGo™ locations in the U.S.;

•	Maintain general and administrative expenses, in dollars (excluding litigation charges and other one-time expenses), consistent with 2010 levels.

Outlook for 2012

•	Deliver positive Company-owned comparable store sales(1) of 3-4%;

•	Achieve adjusted operating profit margin(3) of 19-22%;

•	Develop 40-50 new stores in U.S. locations, plus 10-15 new stores at international locations, all excluding JambaGo™ units;

•	Maintain general and administrative expenses flat, in dollars, with fiscal 2011, excluding performance compensation;

•	Deliver CPG licensing revenue of approximately $3 million.

Liquidity

On October 4, 2011, the Company held $24.8 million in cash and cash equivalents as compared to $29.0 million cash and cash equivalents at December 28, 2010. On October 4, 2011, the Company held $1.4 million in restricted cash compared to a balance of $1.8 million on December 28, 2010.

Webcast and Conference Call Information

The conference call can be accessed live over the phone by dialing (888) 846-5003 or for international callers by dialing (480) 629-9856. A replay will be available at 8:00 p.m. EST and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the pin number is 4478440. The replay will be available until November 30, 2011. The call will be webcast live from the Company’s website at www.jambajuice.com under the Corporate Investor Relations section or directly at http://ir.jambajuice.com.

About Jamba, Inc.

Jamba, Inc. is a holding company which owns and franchises, on a global basis, Jamba Juice stores through its wholly-owned subsidiary, Jamba Juice Company. Jamba Juice Company is a leading restaurant retailer of better-for-you beverage and food offerings, which include great tasting fruit smoothies, fresh juices and teas, hot oatmeal made with organic steel cut oats, fruit and veggie smoothies, Whirl’ns™ Frozen Yogurt, breakfast wraps, salads, sandwiches, California Flatbreads™, and a variety of baked goods and snacks. As of October 4, 2011, there were 752 locations in the United States consisting of 310 Company-owned and operated stores and 442 franchise-operated stores. In addition, at October 4, 2011 there were 10 international stores.

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

CONTACT:

For Jamba, Inc., Investor Relations

Don Duffy, ICR

203-682-8200

investors@jambajuice.com

Non-GAAP Financial Measures

The Company provides certain supplemental non-GAAP financial measures to its investors as a complement to the most comparable GAAP measures. The GAAP measure most directly comparable to non-GAAP adjusted revenue is total revenue. The GAAP measure most directly comparable to non-GAAP adjusted operating profit and non-GAAP adjusted operating profit (excluding refranchising) is net income (loss). An explanation and reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.

The Company believes that providing these non-GAAP measures to its investors, in addition to corresponding GAAP income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company’s core business operations may perform and may look in the future. The Company’s core business operations are comprised of Company-owned and franchise-operated stores and consumer packaged goods (CPG) licensing operations. The Company believes its core business performance represents the Company’s on-going performance in the ordinary course of its operations. Management excludes from the Company’s core business performance those items, such as impairment charges, income taxes, restructuring and severance programs and costs relating to specific major projects which are non-routine, expenses or income from certain legal actions, settlements and related costs, general and administrative expense, including non-cash compensation related to stock and options. Management does not believe these items, including non-cash items, are reflective of the Company’s ongoing core operations and accordingly excludes those items from non-GAAP adjusted operating profit and non-GAAP operating profit (excluding refranchising). Additionally, each non-GAAP measure has historically been presented by the Company as a complement to its most comparable GAAP measure, and the Company believes that the continuation of this practice increases the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments are discussed further below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1)	Comparable store sales are calculated using sales of Jamba Juice stores open at least thirteen full fiscal periods. Company-owned comparable store sales percentages are based on sales from Company-owned stores included in our store base. Franchise-operated comparable store sales percentages are based on sales from franchised stores, as reported by franchisees, which are included in our store base. System-wide sales percentages are based on sales by both Company-owned and franchise-operated stores, as reported by our franchisees, which are included in our store base. Company-owned stores that were sold in refranchising transactions are included in the stores base for each accounting period of the fiscal quarter to the extent the sale is consummated at least three days prior to the end of such accounting period, but only for the days such stores have been Company-owned. Thereafter, such stores are excluded from the store base until such stores have been franchise-operated for at least one full fiscal period, at which point such stores are included in the store base and compared to sales in the comparable period of the prior year. Comparable store sales exclude closed locations. Company-owned comparable store sales percentages as used herein, may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and system-wide sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in Company-owned comparable store sales, franchise-operated comparable store sales and system-wide sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba brand and, ultimately, the performance of the Company, the Company-owned stores, and the franchise-operated stores.

(2)	Non-GAAP adjusted total revenue excludes the impact of 105 Company-owned stores that were refranchised during or after the third fiscal quarter of 2010. The Company believes adjusted total revenue is a useful indicator of operating performance because it enables comparisons of the Company’s total revenue that are unaffected by the Company’s decision to sell Company-owned stores to franchisees instead of continuing to operate such stores as Company-owned stores.

(3)	Non-GAAP adjusted operating profit is calculated as net profit as determined in accordance with GAAP, excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. Non-GAAP adjusted operating profit margin is calculated as non-GAAP adjusted operating profit as a percentage of GAAP total revenue. The Company evaluates its performance using non-GAAP adjusted operating profit margin to assess the Company’s historical and prospective operating financial performance, as well as its core operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s core business operating performance. The Company believes its core business operating performance represents the Company’s on-going performance in the ordinary course of its core operations. Accordingly, the Company excludes from its core operating performance those items whose impact are not reflective of its core operations such as (a) interest income, (b) interest expense, (c) income taxes, (d) depreciation and amortization, (e) impairment of long-lived assets, (f) other operating, net, and (g) general and administrative expenses. This definition of adjusted operating profit margin is the same definition previously used by the Company to define operating profit margin in its 2011 outlook.

(4)	Non-GAAP adjusted operating profit (excluding refranchising) and non-GAAP adjusted profit margin (excluding refranchising) were calculated as described in Note 3 above,

excluding the impact of 105 Company-owned stores that were refranchised during or after the third fiscal quarter of 2010. These non-GAAP measure enable comparisons of the Company’s non-GAAP adjusted operating profit and adjusted operating profit margin that are unaffected by the Company’s decision to sell Company-owned stores to franchisees instead of continuing to operate such stores as Company-owned stores.

(5)	Non-GAAP adjusted net income (loss) is calculated as net income (loss) as determined in accordance with GAAP excluding the items described below and as specifically identified in the non-GAAP reconciliation schedules set forth below. The Company believes that net income (loss) adjusted for non-routine items is a helpful indicator of the Company’s operating performance in that it shows the net gain (loss) without the impact of the non-routine transactions, specifically, lease terminations, store closures, impairment and loss (gain) from the refranchising transactions. Management does not believe non-routine items are reflective of the Company’s ongoing performance and accordingly excludes those items from non-GAAP adjusted net income (loss).

JAMBA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except share and per share amounts)	October 4, 2011	December 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$24,820	$29,024
Restricted cash	1,428	1,620
Receivables, net of allowances of $228 and $200	7,786	6,377
Inventories	2,730	2,486
Prepaid rent	2,673	508
Prepaid and refundable income taxes	786	539
Prepaid expenses and other current assets	882	5,481

Total current assets	41,105	46,035
Property, fixtures and equipment, net	46,172	49,215
Trademarks and other intangible assets, net	1,153	1,341
Restricted cash	—	205
Deferred income taxes	—	40
Other long-term assets	2,671	3,218

Total assets	$91,101	$100,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,646	$6,851
Accrued compensation and benefits	5,264	6,161
Workers’ compensation and health insurance reserves	1,137	1,140
Accrued jambacard liability	24,717	29,756
Other current liabilities	10,675	12,622

Total current liabilities	47,439	56,530
Long-term workers’ compensation and health insurance reserves	—	166
Deferred rent and other long-term liabilities	13,861	15,416

Total liabilities	61,300	72,112

Commitments and contingencies
Series B redeemable preferred stock, $.001 par value, 304,348 shares authorized; 168,389 and 197,485 shares issued and outstanding at October 4, 2011 and December 28, 2010, respectively	17,795	20,554
Stockholders’ equity:
Common stock, $.001 par value, 150,000,000 shares authorized; 67,093,839 and 63,734,961 shares issued and outstanding at October 4, 2011 and December 28, 2010, respectively	68	64
Additional paid-in-capital	368,894	365,817
Accumulated deficit	(356,956)	(358,493)

Total stockholders’ equity	12,006	7,388

Total liabilities and stockholders’ equity	$91,101	$100,054

JAMBA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Week Period Ended		40 Week Period Ended
(Dollars in thousands except share and per share amounts)	October 4, 2011	October 5, 2010	October 4, 2011	October 5, 2010
Revenue:
Company stores	$54,102	$63,922	$173,274	$214,642
Franchise and other revenue	2,976	2,167	8,834	5,948

Total revenue	57,078	66,089	182,108	220,590

Costs and operating expenses:
Cost of sales	11,808	15,042	39,828	51,279
Labor	14,565	19,665	53,139	68,759
Occupancy	6,802	8,564	23,707	30,890
Store operating	8,539	9,461	25,728	30,319
Depreciation and amortization	2,805	3,085	9,621	11,509
General and administrative	7,398	8,087	25,881	28,325
Impairment of long-lived assets	312	—	1,214	2,293
Other operating, net	924	2,655	1,503	1,081

Total costs and operating expenses	53,153	66,559	180,621	224,455

Income (loss) from operations	3,925	(470)	1,487	(3,865)
Other expense, net:
Interest income	99	21	126	59
Interest expense	(117)	(145)	(456)	(434)

Total other expense, net	(18)	(124)	(330)	(375)

Income (loss) before income taxes	3,907	(594)	1,157	(4,240)
Income tax benefit (expense)	217	(174)	380	(200)

Net income (loss)	4,124	(768)	1,537	(4,440)

Preferred stock dividends and deemed dividends	(489)	(659)	(1,854)	(3,122)

Net income available (loss attributable) to common stockholders	$3,635	$(1,427)	$(317)	$(7,562)

Weighted-average shares used in computation of earnings (loss) per share:
Basic	67,042,745	59,632,944	66,024,576	57,367,985
Diluted	85,196,847	59,632,944	66,024,576	57,367,985
Earnings (Loss) per share:
Basic	$0.05	$(0.02)	$(0.00)	$(0.13)
Diluted	$0.05	$(0.02)	$(0.00)	$(0.13)

JAMBA, INC.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Operating Profit, Non-GAAP Adjusted Operating Profit Margin,

Non-GAAP Adjusted Operating Profit (Excluding Refranchising) and Non-GAAP Adjusted Operating Profit Margin (Excluding Refranchising)

(Unaudited)

(Dollars in thousands)	12 Week Period Ended		40 Week Period Ended
	October 4, 2011	October 5, 2010	October 4, 2011	October 5, 2010
Net income (loss)	$4,124	$(768)	$1,537	$(4,440)
Interest income	(99)	(21)	(126)	(59)
Interest expense	117	145	456	434
Income tax (benefit) expense	(217)	174	(380)	200
Depreciation and amortization	2,805	3,085	9,621	11,509
Impairment of long-lived assets	312	—	1,214	2,293
Other operating, net	924	2,655	1,503	1,081
General and administrative	7,398	8,087	25,881	28,325

Adjusted operating profit	$15,364	$13,357	$39,706	$39,343
Impact of refranchised stores	(580)	(1,783)	(1,119)	(6,921)

Adjusted operating profit (excluding refranchising)	$14,784	$11,574	$38,587	$32,422

Adjusted operating profit margin
Total Revenue	$57,078	$66,089	$182,108	$220,590

Adjusted operating profit margin	26.9%	20.2%	21.8%	17.8%

Adjusted Operating profit margin (excluding refranchising)

(Dollars in thousands)
Revenue	$57,078	$66,089	$182,108	$220,590
Impact of refranchised stores	(595)	$(10,915)	(6,462)	$(47,835)

Adjusted Total Revenue	$56,483	$55,174	$175,646	$172,755

Adjusted operating profit margin (excluding refranchising)	26.2%	21.0%	22.0%	18.8%

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss) adjusted for non-routine items
(Unaudited)
(Dollars in thousands)
Net income (loss)	$4,124	$(768)	$1,537	$(4,440)
Lease terminations and store closures	90	1,072	316	1,793
(Gain) Loss on refranchising	—	1,360	340	(1,535)
Impairment	312	—	1,214	2,293

Net income (loss) adjusted for non-routine items	$4,526	$1,664	$3,407	$(1,889)

JAMBA, INC.

STORE COUNT

(Unaudited)

	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
40 week period ended October 4, 2011
At December 28, 2010	351	391	1	743
Opened	9	20	9	38
Closed	(8)	(11)	—	(19)
Refranchised	(42)	42	—	—

At October 4, 2011	310	442	10	762

40 week period ended October 5, 2010
At December 29, 2009	478	260	1	739
Opened	1	18	—	19
Closed	(13)	(3)	—	(16)
Refranchised	(88)	88	—	—

At October 5, 2010	378	363	1	742

COMPARABLE STORE SALES

(Unaudited)

	12 WEEK PERIOD ENDED		40 WEEK PERIOD ENDED
	October 4, 2011	October 5, 2010	October 4, 2011	October 5, 2010
Percentage Change in Comparable store sales
Company stores	3.3%	-2.7%	3.2%	-2.8%
Franchise stores	4.2%	0.0%	3.3%	-2.5%
System-wide	3.7%	-1.7%	3.3%	-2.7%
Percentage Change in Comparable Company store sales
Average check effect	5.4%	0.8%	4.8%	3.7%
Traffic effect	-2.1%	-3.5%	-1.6%	-6.5%

Total Comparable Company store sales	3.3%	-2.7%	3.2%	-2.8%